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                                                                  EXHIBIT 10.30

                          PURCHASE AND SALE AGREEMENT

This Agreement (the "Agreement") for the sale and purchase of MV VENTURES, G.P., (herein called the "Partnership"), which owns the properties listed on Exhibit "A," attached hereto, together with all wells, fixtures, facilities and/or other improvements (other than any compressor, pipeline or gathering system) located thereon (herein collectively called the "Properties") is entered into on October 8, 1996 (herein called the "Contract Date") by and between DuBose Ventures, Inc. and Rockbridge Oil & Gas, Inc., as sole partners in the Partnership, located at 1200 Smith Street, Suite 2250, Houston, Texas 77002 (herein called "Seller") and SABA ENERGY OF TEXAS, INCORPORATED, 1603 SE 19th Street, Suite 203, Edmond, Oklahoma 73013 and ENERGY ASSET MANAGEMENT CORPORATION, P.O. Box 1714, El Dorado, Arkansas 71731, (herein collectively called "Purchaser"). Pursuant to the following terms and conditions, Seller shall convey to Purchaser all of Seller's right, title and interest in and to the Partnership for the purchase price of Four Million Dollars ($4,000,000 US) (the "Purchase Price").

1. EFFECTIVE DATE AND TIME OF SALE AND PURCHASE AGREEMENT. Unless otherwise agreed to in writing by Seller and Purchaser, the effective date and time ("Effective Date") of this sale and purchase of the Properties ("Sale/Purchase") is October 1, 1996 at 7:00 am C.S.T.

2. PERFORMANCE DEPOSIT/DOWN PAYMENT. As evidence of good faith, Purchaser has deposited or will deposit with Seller a performance deposit of One-Hundred-Fifty-Thousand ($150,000 US), applicable to the above unadjusted Purchase Price, which deposit is non-refundable, except as provided subsequently herein. On the closing date, Purchaser shall pay and deliver to Seller the remaining unpaid portion of the Purchase Price, adjusted as provided for herein.

3. ACCESS TO PROPERTIES AND DATA. Notwithstanding Purchaser's prior opportunity to inspect and inventory, promptly after execution of this Agreement by both parties and upon request of Purchaser, Seller shall endeavor to provide Purchaser and Purchaser's authorized representatives, at any reasonable time(s) before the closing date as set forth below, (i) physical access to the wells, equipment, and facilities included in whole or in part in the Properties that are Seller-operated and to the Property and associated facilities, at Purchaser's sole risk, cost and expense for the purpose of inspecting the same, and (ii) access, with copying privileges, at Purchaser's sole cost, to all raw geological, production, engineering, and other technical data and records, and to all contract, land, lease, and permit records, to the extent such data and records are in Seller's possession and relate to the Properties; provided, however, Seller shall have no obligation to provide Purchaser access to any interpretative or predictive data or information which Seller considers confidential or proprietary to it or which access Seller cannot lawfully provide Purchaser because of third-party restrictions on Seller.

4. CLOSING. Upon satisfaction of all the terms and conditions contained herein, Seller and Purchaser shall close this Sale/Purchase on or before November 1, 1996 (the "Closing Date") unless otherwise agreed to by both parties in writing. Closing shall take place at Seller's office. A one time extension to the closing date of no more than 60 days shall not be unreasonably withheld, if requested in writing. At closing, the following shall occur:

         a. Seller shall deliver to Purchaser a copy of the Partnership agreement, resolutions, certificates of good standing, and other documents as reasonably requested by Purchaser to show Seller's authority and good standing to make this sale.

         b. Seller shall deliver possession of the Partnership (subject to the terms of applicable operating agreements, if any, and the other provisions hereof), including all of Seller's rights, title and interest in and to all inventories of oil in stock tanks situated on said Properties, at the time of closing.

         c. Seller shall transfer custody of all information and original documents (or copies thereof) in Seller's possession or within Seller's control pertaining to the Properties and Partnership, together with all operating bank accounts, including the River Oaks Escrow Account.

         d.      Purchaser shall pay the Purchase Price as provided below in
                 Section 6.





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5.       PURCHASE PRICE.  This is a cash sale with the Purchase Price, adjusted if necessary as provided hereinbelow, to be paid by wire transfer at closing.

         a. Adjustments, if any, due to title failure or problems with leases or other agreements, casualty losses, discrepancies in Seller's cash flow representations, and/or environmental problems affecting the Properties as described in Sections 6 and 16 hereinbelow, shall be handled as provided herein.

         b. All revenues received from gas or oil produced after the Effective Date, but prior to the Closing Date, will be subtracted from the Purchase Price. Revenues received from oil and gas produced prior to the Effective Date shall remain the property of Seller.

         c. The unpaid balance owed by Seller and secured by liens affecting Properties shall be subtracted from the Purchase Price unless Seller has obtained a release of any such lien prior to closing.

         d. Estimated ad valorem taxes for the period of time from the January 1, 1996 through the Effective Date shall be subtracted from the Purchase Price in accordance with Section 13 herein.

         e. Funds received as a performance deposit ("Performance Deposit") pursuant to the terms of this Agreement shall be subtracted from the Purchase Price.

         f. A One-Hundred-Fifty-Thousand ($150,000 US) sum will be subtracted from the Purchase Price in the event Seller is unable to obtain written authorization by November 1, 1996, from the state of Louisiana for a one year extension to the January 1, 1997 deadline to treat and dispose produced water pursuant to Section 7b described hereinbelow.

         g. The value of salable oil in the tanks located on said Properties as of the Effective Date shall be added to the Purchase Price. The value shall be calculated using the net volume of oil in the tanks on the Effective Date and the market price prevailing on the Effective Date for the Properties.

         h. All reasonable and necessary direct operating expenditures, bond and insurance premiums which shall have actually been incurred for the Properties and for which bills have been received and paid by Seller, together with those charges as set forth in Section 10 for operations after the Effective Date but prior to closing, shall be added to the Purchase Price.

          i. The balance of the River Oaks escrow account at the time of closing shall be added to the Purchase Price.

THERE SHALL BE NO POST-CLOSING SETTLEMENT.   All revenues attributable to
production from the Properties after the Effective Date and received by Seller after closing shall be remitted to Purchaser within ten (10) days of receipt. Any operating expenses that were incurred from the Properties after the effective date, but for which invoices were not received until on or after closing shall be forwarded to Purchaser within five (5) days after receipt of such information. Purchaser shall have, at its election and expense, at any time within one (1) year from the date of closing, the right to audit the books and records of Seller to verify the accuracy of revenues and expenses which are allocated at closing and/or remitted post-closing. During this period, Seller agrees to furnish copies of appropriate documentation of such revenues and expenses or, at Seller's election, to make originals of the books and records available at Seller's place of business. If any errors in the revenues and expenses allocated are determined, then such errors shall be promptly rectified by Purchaser or Seller, whichever is the applicable party.

         6. WARRANTIES, TITLES AND EXAMINATIONS OF DOCUMENTS. Seller does not warrant title to Properties, including both possessory and non-possessory. The sale shall be for all of Seller's rights, titles and interests in the Properties. The indication of particular fractions of working interests and/or net revenue interests in Exhibit "A", hereto, in no way implies or creates a general warranty, covenant or other undertaking regarding any quantity of interest. Seller confirms that there are no reserves of the Properties for which payment has been received for production which has not been delivered. If assignment of any of Seller's interest in the Properties is subject to consent by any third party, then Seller shall obtain and produce documentation of such necessary consent on or before closing.





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         THIS SALE/PURCHASE SHALL BE WITHOUT ANY WARRANTY OF FITNESS OR
         CONDITION OR MERCHANTABILITY OF THE MATERIAL, EQUIPMENT OR FACILITIES CONVEYED. ALL SUCH PROPERTY WILL BE CONVEYED ON AN "AS IS" AND "WHERE IS" BASIS.

         Purchaser shall have no less than 15 days from the Contract Date to examine title, confirm represented revenue and expense information, review all contracts affecting the Properties and to notify Seller of any significant title defects and/or contracts that materially or adversely affect the value or use of the Properties, or discrepancies in cash flow representations. Notwithstanding anything to the contrary contained herein, unless the value of title defects, adverse contracts and/or cash flow discrepancies affecting any property is in excess of 5% of the allocated value set forth in Exhibit "B", it will not be considered by Seller and Purchaser that there are significant title defects, cash flow discrepancies, and/or contracts that materially or adversely affect the value of the Properties and no adjustment shall be made to the Purchase Price as set forth in Section 6.a. hereof. Seller shall have an additional ten (10) days to correct any such significant title defect or terminate contracts to the satisfaction of Purchaser. Purchaser's approval of corrections of title defects shall not be unreasonably withheld. If, after the total of twenty-five (25) days of the two periods specified above have elapsed, the significant title defects have not been cured to Purchaser's reasonable satisfaction, or contracts have not been terminated, then Purchaser shall have, at its option, the right to either (i) withdraw its offer with no further obligation to consummate the Purchase with no liability to seller; or (ii) reasonably negotiate in good faith, the value defect of the Properties with Seller. If Purchaser withdraws its offer pursuant to this provision, seller shall refund to Purchaser the total Performance Deposit. Seller and Purchaser have all licenses, permits, certificates, approvals and other authorizations necessary in order to enable them to own and operate the Properties for their respective periods of operatorship.

7. SELLER'S REPRESENTATIONS. Seller hereby represents and warrants to Purchaser as follows:

         a. SELLER'S ORGANIZATION AND AUTHORITY RELATIVE TO THIS AGREEMENT. Seller is a partnership duly organized, validly existing and in good standing as a domestic partnership under the laws of the State of Texas and has full power and authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a legally valid and binding obligation of Seller, enforceable in accordance with its terms.

         b. LEGAL AND REGULATORY PROCEEDINGS. With the exception of the actions listed below, there is no suit, action, proceeding or investigation pending or, to the knowledge of Seller, threatened, against or affecting Seller, its respective businesses or any of the Properties, in any court or before or by any governmental or regulatory authority or agency, domestic or foreign, or any arbitrator, which if adversely determined could materially and adversely affect the Properties or Purchaser's use of the same or the ability of Seller to perform its obligations under this Agreement or any instrument to be delivered pursuant hereto.

         I) Declaratory Judgment Action filed by two minority interest owners contesting the election of MV Ventures, GP as operator.

         II) MV is currently pursuing an extension of the January 1, 1997 deadline to treat produced water and not discharge same into the Manilla Village field bayou.

          Notwithstanding the foregoing and based on legal opinion of outside counsel, Seller represents that if there are any suits currently pending that involve Seller and its operations of, or interests in the Properties, any judgment in these existing suits, except for the stare decisis effect of such decision, will not adversely affect Purchaser.

          IN THE EVENT THE STATE OF LOUISIANA DOES NOT ISSUE WRITTEN AUTHORIZATION ON OR BEFORE NOVEMBER 1, 1996 GRANTING AN EXTENSION TO THE JANUARY 1, 1997 DEADLINE TO TREAT AND DISPOSE PRODUCED WATER, THE PURCHASE PRICE SHALL BE REDUCED BY A SUM OF ONE-HUNDRED-FIFTY-THOUSAND DOLLARS ($150,000 US).





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8.       PURCHASER'S REPRESENTATIONS.  Purchaser hereby represents and warrants to seller as follows:

         a. PURCHASER'S ORGANIZATION AND AUTHORITY RELATIVE TO THIS AGREEMENT. Purchaser is a corporation, is duly organized, validly existing and in good standing as a corporation under the laws of the State of Texas and has full corporate power and authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. This agreement has been duly executed and delivered by Purchaser and constitutes a legally valid and binding obligation of Purchaser, enforceable in accordance with its terms.

         b. EVALUATION. Purchaser represents that by reason of Purchaser's knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Purchaser has evaluated the merits and risks of purchasing the Properties from seller and has formed an opinion based upon Purchaser's knowledge and experience and upon historical production and accounting data provided by Seller.

9.       GAS IMBALANCES.  Not Applicable.

10. PRIOR TO CLOSING. Seller shall, prior to closing, timely disburse proceeds, pay all royalties and other leases obligations, and pay expenses relating to the Properties and shall operate the Properties as a reasonably prudent operator and in a good and workmanlike manner for a fee equal to the COPAS overhead charge charged to the joint account for the Properties. Seller shall not abandon any part of the Properties. Seller further agrees not to convey, dispose or encumber any part of the Properties. During this period, Seller shall not remove any facilities except to replace defective components or to repair and return them. Seller shall not make any major capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000.00) after the Effective Date but prior to closing, without Purchaser's prior written consent. In no event shall Seller have any obligation or duty to perform any re-completion, workover or other remedial work on the Properties after the Effective Date.

11. If prior to the closing, all or any substantial part of the Properties shall be destroyed by fire or other casualty, or if any substantial part of the Properties shall be destroyed by fire or other casualty, or if any substantial part of the Properties shall be taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened, or if any other event shall occur that materially impairs the value of the Properties (any of the foregoing being hereinafter referred to as a "Casualty Loss") ("Casualty Loss" shall be defined to mean a loss in value of the Properties in excess of Fifty-Thousand and No/100 Dollars ($50,000.00), there shall be no adjustment to the Purchase Price, Purchaser or Seller may elect to terminate this Agreement. If this Agreement is not so terminated, then this Agreement shall remain in full force and effect and the Purchase Price shall be negotiated downward in an amount equal to the loss resulting from the Casualty Loss; provided, however, if no adjustment in Price can be agreed to by Seller and Purchaser, this Agreement shall terminate. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of a Casualty Loss without first obtaining the written consent of Purchaser. If this Agreement is terminated due to Casualty Loss, Seller shall refund the total Performance Deposit.

12. OTHER DOCUMENTS AND CONTRACTS. The bill of sale and assignment will be made subject to any and all existing operating agreements, unit agreements, gas purchase or sale contracts, as well as any and all other agreements to which the Properties are subject, including, but not limited to, any applicable farmin agreement. Purchaser shall assume and be responsible for all obligations accruing under such agreements as of the Effective Date. Seller shall make all contract files available to Purchaser prior to closing. Purchaser shall be liable for compliance with the terms of contracts which were provided or are of record.

13. PRORATION OF TAXES. All applicable taxes on the Properties shall be prorated between Seller and Purchaser as of the Effective Date. If actual taxes or tax liabilities are not known at closing, tax liabilities shall be estimated (and the Purchase Price adjusted therewith), and reimbursements by Seller or refunds by Purchaser, as appropriate, shall be made at such date(s) as actual taxes are levied. Seller agrees to pay when due any severance, ad valorem, or other taxes or fees payable after the effective date hereof where the basis or valuation for such taxes is production which actually occurred during the time in which Seller owned the Properties and/or received proceeds from the production attributable thereto.





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         All documentary, stamp and transfer taxes of any kind arising out of or in connection with the sale of the Properties hereunder shall be paid by Purchaser, and all charges for or in connection with the recording of any document or instrument herein provided shall be paid by Purchaser. All other federal, state and local taxes arising out of or in connection with the sale of the Properties hereunder shall be paid by Purchaser.

14. INDEMNITIES. If the Sale/Purchase is consummated, Purchaser agrees to defend and indemnify Seller against any claims, suits, and other liabilities to third parties under the leases and other agreements related to the Properties and/or resulting from operations thereon or activities or events related thereto after the Effective Date (including, but not limited to, any liability resulting from any failure to properly plug and abandon any wells located on the Properties), except to the extent such liabilities result from the negligence or willful misconduct of Seller.

         If any claim is made by a party that would give rise to a right of indemnification under this Agreement, the party entitled to indemnification (the "Indemnified Party") will promptly give notice thereof to the party required to provide indemnification (the "Indemnifying Party"). The Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim or litigation resulting therefrom. Counsel for the Indemnifying Party, which will conduct the defense of such claim or litigation, must be approved by the Indemnified Party, whose approval will not be unreasonably withheld. The Indemnified Party may participate in such defense at the Indemnified Party's expense. Neither party will consent to the entry of any judgment or enter into any settlement without the written consent of the other party, which consent will not be unreasonably withheld. The Indemnified Party will cooperate fully with the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control.

15. PLUGGING AND ABANDONMENT OF WELLS; REMOVAL OF FACILITIES. After the Effective Date, Purchaser recognizes and specifically assumes the obligation to properly plug and abandon any and all wells; remove all equipment and facilities, including, but not limited to, pipelines; close all pits, and restore the surface associated with the Properties when appropriate and in accordance with the rules, regulations, and requirements of any governmental authority having jurisdiction thereof, whether or not any such obligations arise prior to the Effective Date. Purchaser agrees to pay all costs and expenses associated with any such plugging and abandoning, removal, closing, or restoration.

16.      ENVIRONMENTAL CONDITIONS.

         a. PHYSICAL CONDITION OF THE PROPERTIES. The properties have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of waste materials or hazardous substances. Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Properties. Purchaser understands that Seller foes not have the requisite information with which to determine the exact nature or condition of the Properties nor the effect any such use has had on the physical condition of the Properties. Pursuant to the Safe Water Drinking and Toxic Enforcement Act of 1986, Purchaser is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Properties. As of the Closing Date, Purchaser shall assume the risk that the Properties may contain waste or contaminants and that adverse physical conditions, including the presence of waste or contaminants, may not have been revealed by Purchaser's investigation. As of the Closing Date, all responsibility and liability related to disposal, spills, waste or contamination on or below the Properties shall be transferred from Seller to Purchaser, only to the extent that such occurrences occurred after the period of Seller's ownership of the Properties.

                 In addition, Purchaser acknowledges that some oil field production equipment located on the Properties may contain asbestos and/or naturally-occurring radioactive material
                 (NORM). In this regard, Purchaser expressly understands that NORM may affix or attach itself to inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Properties described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Properties.

         b. ENVIRONMENTAL ASSESSMENT AND INDEMNIFICATION. Purchaser shall have the right to make any environmental assessment of the Properties during the title examination period set forth in
                 Section 6., hereof, or not less than fifteen (15) days prior to closing, whichever is greater. Purchaser and its agents shall have the right to enter





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                 upon and inspect the Properties and all buildings and other improvements thereon, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as may be necessary or appropriate for the preparation of appropriate engineering and other reports and judgment relating to the Properties, their condition, and the presence of waste or contaminants. Purchaser agrees to immediately provide to Seller a copy of such environmental assessment, including any reports, data and conclusions. Purchaser shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of Seller. If Purchaser, in its sole discretion, determines that hazardous waste materials located on any Property substantially violates an existing law, rule or regulation of any federal, state or local governmental body for purposes of this Agreement, a substantial violation is any violation which would require Purchaser to expend more than 5% of the allocated value to rectify the violation then, by so notifying Seller within fifteen (15) days of closing, Seller may elect to remediate any such violation or adjust the Purchase Price in an amount equal to the cost of the remediation. Should Seller not elect to adjust the Purchase Price or remediate, Purchaser may remove the property from this Agreement or terminate this Agreement and it shall be null and void, and Purchaser and Seller shall have no further obligation or liability of any kind hereunder or with respect hereto, and the cash Performance Deposit shall be returned to Purchaser.

                 Purchaser is hereby granted access to the Properties to conduct its environmental assessment upon the following conditions: Purchaser waives and releases all claims against Seller, its directors, officers, employees and agents and parent or subsidiary companies, for injury to or death of persons, or damage to property, arising in any way from the exercise of rights, granted to Purchaser hereby or the activities of Purchaser or its employees, agents or contractors on the Properties. Purchaser shall indemnify Seller, its directors, officers, employees, and agents against and hold each and all of said indemnitees harmless from any and all loss, cost, damage, expense or liability, including attorney's fees, whatsoever arising out of (i) any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Purchaser may conduct with respect to the Properties; and (ii) any injury to or death of persons or damage to property occurring in, on or about the Properties as a result of such exercise or activities (except for any such injuries or damages caused solely by the active negligence or willful misconduct of any said indemnitees).
                 The foregoing obligation of indemnity shall survive closing.

         c. INDEMNIFICATION AND ASSUMPTION OF ENVIRONMENTAL RISK. Notwithstanding anything contained herein to the contrary, Purchaser assumes full responsibility for, and agrees to indemnify, hold harmless and defend Seller from and against all loss, liability, claims, fines, expenses, costs (including attorney's fees and expenses) and causes of action caused by or arising out of any federal, state or local laws, rules, orders and regulations applicable to any waste material or hazardous substances on or included with the Properties or the presence, disposal, releases or threatened release of all waste material or hazardous substance from the Properties, into the atmosphere or into or upon land or any water course or body of water, including ground water, attributable to Purchaser's activities or the activities of third parties after the period of Seller's ownership of the Properties.

17. CONTINUING OBLIGATIONS. If the Sale/Purchase is consummated, with the exception of Sections 6, 14, 15 and 16c, which will survive and continue, the terms and conditions contained herein shall survive closing to the extent of two (2) years from the Contract Date and shall apply to and bind the successors and assigns of Seller and Purchaser.

18. NOTICES. All communications required or permitted under this Agreement shall be in writing. Any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, sent by facsimile machine, or if mailed by registered or certified mail, postage prepaid, to the applicable address as set forth below:

Seller:                                      Purchaser:
MV VENTURES, G.P.                            SABA ENERGY OF TEXAS, INCORPORATED
1200 Smith Street, Suite 2250                1603 S.E. 19th Street, Suite 202
Houston, TX 77002                            Edmond, OK  73013
ATTN:  A.C. DuBose                           ATTN:  Brad Katzung, President
Telephone:  (713) 652-5700                   Telephone:  (405) 340-3600
Facsimile:  (713) 652-5720                   Facsimile:  (405) 340-3691








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19.      FURTHER ASSURANCES.  Each of the parties shall execute acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement.

20. CONDITIONS TO PURCHASER'S OBLIGATIONS. Each and every obligation of Purchaser under this Agreement to be performed on or before the closing shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

         a. The representations and warranties of Purchaser contained in this Agreement shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date.

         b. Purchaser shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         c. Except as provided in Section 7b, no order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby. No suit, action, investigation, inquiry or proceeding by any governmental body or other person, or legal or administrative proceeding shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby or seeks to impose any liability on Purchaser as a result of the transactions contemplated hereby.

         d. All approvals of any private person, and all approvals or the absence of disapprovals within applicable time periods, from public authorities, federal, state, foreign or local (or exemptions from the requirements therefor), the granting or absence of which is necessary for the consummation of the transactions contemplated by this Agreement, shall have been obtained.

         e. On the Closing Date, there shall be no effective injunction, writ or temporary restraining order or any order of any nature issued by a court or governmental agency or competent jurisdiction directing the transactions provided for herein not be consummated as herein provided.

21. PURCHASER'S DEFAULT. If Purchaser defaults on or prior to Closing in a material way on Purchaser's obligations, including but not limited to Purchaser's absence at the designated time and place for Closing, Seller shall retain the performance deposit under Section 2. hereof as liquidated damages. Further, Seller shall be free immediately to sell the Properties to any third party without any restriction under or by reason of this Agreement.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties and it may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

         If any provision of this Agreement, or the application thereof to any person or circumstances, shall, to any extent, be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, and the application of such provisions to persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and enforceable to the fullest extend permitted by law, but only if and to the extend such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

         No party to this Agreement may assign its rights or obligations hereunder without the written consent of all parties hereto; provided, however, that Purchaser may assign its rights to any one of its wholly-owned affiliates, partnerships, joint venture partners, partners, etc., for the purpose of raising capital funding. Subject to the foregoing, this Agreement shall be binding upon the parties hereto, their respective successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights, or remedies.

23. CHOICE OF LAW. THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS.

24. COUNTERPARTS. This Agreement may be executed by Purchaser and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

25. COSTS. Except as otherwise agreed upon, each party shall pay its own costs, including fees and expenses of its own counsel and accountants, in connection with the purchase and sale of the Properties.



         AGREED AND ACCEPTED

         SELLER:

         DUBOSE VENTURES, INC.                  ROCKBRIDGE OIL & GAS, INC.


         By: /s/ A.C. DUBOSE                   By: /s/ JOHN DEAN
             -------------------                   -------------
         Name:   A.C. DuBose                   Name:   John Dean
         Title:  General Partner               Title:  President


         PURCHASER:

         SABA ENERGY OF TEXAS, INCORPORATED    ENERGY ASSET MANAGEMENT
                                               CORPORATION


         By: /s/ BRADLEY T. KATSUNG            By: /s/ ROBERT M. THOMMASON
             ----------------------                ------------------------
         Name:  Bradley T. Katzung             Name:   Robert M. Thommason
         Title:   President                    Title:  Vice President

                                  EXHIBIT "A"


Attached to and made a part of that certain Letter of Understanding dated September 18, 1996, executed by and between MV VENTURES, G.P., as SELLER and SABA PETROLEUM COMPANY/ENERGY ASSET MANAGEMENT CORP., as BUYER, covering and pertaining to the Manila Village Field, Jefferson Parish, Louisiana.

I. Oil, Gas and Mineral Leases that are the subject of the Letter of Understanding to which this exhibit "A" is attached:

         A) That certain Lease for Oil, Gas and Other Liquid or Gaseous Minerals dated August 16, 1982, by and between the State Mineral Board or the State of Louisiana (State Lease No. 10394), as Lessor, and James A. Whitson, Jr., as Lessee, filed for record in Entry No. 1027740 Mineral Book 38, Folio 436 of the records of Jefferson Parish, Louisiana; and as amended by that certain Correction of State Mineral Lease No. 10394 dated March 17, 1983, filed for record in Entry No. 83-22790 of the records of Jefferson Parish, Louisiana.

         B) That certain Oil and Gas Lease dated May 1, 1982 by and between The Louisiana Land and Exploration Company, as Lessor, and James A. Whitson, Jr., as Lessee, to which a recording memorandum entitled Declaration has been filed for record in Entry No. 1015347, Mineral Book 38, Folio 255 of the records of Jefferson Parish, Louisiana.

         C) That certain Leases for Oil, Gas and Other Liquid or Gaseous Minerals dated June 13, 1983, by and between the State Mineral Board of the State of Louisiana (State Lease No.10808), as Lessor, and Primary Fuels, Inc., as Lessee, filed for record in Mineral Book 39, Folio 576 of the records of Jefferson Parish, Louisiana and in CO5 Book 571, Folio 664 of the records of Plaquemines Parish, Louisiana.

         D) That certain Oil and Gas Lease dated April 15, 1983, by and between The Louisiana Land and Exploration Company, as Lessor, and James A. Whitson, Jr., as Lessee, to which a recording memorandum entitled Declaration has been filed for record in Entry No.8318074, Mineral Book 39, Folio 146 of the records of Jefferson Parish, Louisiana and in CO5 Book 565, Folio 941 of the records of Plaquemines Parish, Louisiana.

         E) That certain Oil, Gas and Other Hydrocarbon Standard Development Lease dated November 7, 1991, by and between Frederick E. Purcell, et al., as Lessor, and Wm. Bullen, Inc., as Lessee, filed for record in Entry No. 9104193, CO5 Book 2930, Folio 213 of the records of Jefferson Parish, Louisiana, as amended by that certain Lease Amendment and extension Agreement dated August 11, 1994 filed for record in Entry No. 09449744, CO5 Book 2902, Folio 396 of records of Jefferson Parish, Louisiana.

         F) That certain Oil and Gas Lease dated July 1, 1991, by and between The Louisiana Land and Exploration Company, as Lessor, and Corpus Christi Hydrocarbons Company, as Lessee, to which a recording memorandum entitled Declaration has been filed for record in Entry No. 9138700, Mineral Book 119, Folio 323 of the records of Jefferson Parish, Louisiana.

                                  EXHIBIT "A"

II. Wells covered by this Agreement, all of which are located in Jefferson Parish, Louisiana:

                          Lease or Unit Name
Serial    Well Name       ------------------              Well
Number     Code No.          Active Wells                Number              API Number
------   -----------      ------------------             -------             ----------

192432   047228           9800' RA VUB*:LL&E                10               1705120694
184580   040556           9400' RA SUD: LL&E                1                1705120641
185662   040558           9400' RA SUC: LL&E                3                1705120650
198096   039522           9800' RA VUB*:LL&E                9                1705120689
191924   047248           8900' RA VUA: LL&E                12               1705120691
214271   039522           LL&E                              14               1705120826
214451   039522           9800' RA VUC*:LL&E                14D              1705120826
215844   039522           11,100' RA VUB*:LL&E              16D              1705120845
215573                    11,000' RA SUB*: LL&E             16               1705120845

               Inactive Wells - Temporarily Abandoned or Shut-in
185661   040557           9400' RA SUE: LL&E                2                1705120649
187188   040559           9400' RA SUE: LL&E                4                1705120656
198822   039522           LL&E                              9D               1705120689
188743   039522           LL&E                              7                1705120667
187189   042799           LL&E                              5                1705120657
194423   042801           LL&E                              12D              1705120691

III.     Interests of SELLER on a Lease or Unit basis:

Serial          Well Name                                            Well               CCHC            CCHC
Number           Code No.         Lease or Unit Name                Number               WI              NRI
------         -----------        ------------------                ------           ---------        --------
192432           047228           9800' RA VUB*:LL&E                10               50.678350%       35.474846%
184580           040556           9400' RA SUD:LL&E                 1                50.678350%       34.548310%
185662           040558           9400'RA SUC: LL&E                 3                50.678350%       34.802970%
198096           039522           9800' RA VUB*:LL&E                9                50.678350%       35.474846%
191924           047248           8900' RA VUA:LL&E                 12               50.678350%       35.130910%
214271           039522           LL&E                              14               50.678350%       35.474846%
214451           039522           9800' RA VUC*:LL&E                14D              50.678350%       35.474846%
215844           039522           11,100' RA VUB*:LL&E              16D              50.678350%       34.331602%
215573                            11,000' RA SUB*:LL&E              16               50.678350%       35.474846%

* Voluntary Unit currently being formed. WI and NRI for these units only are approximations pending actual unit surveys and units becoming effective.

**       Currently in process of having LL&E #16 well recognized as the unit well for the 11,000' RA SUB.





                                       11